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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form S-1 (File No. 33-84778) of our report dated March 26, 1996, on our audits of the financial statements and financial statement schedule of Freedom Chemical Company and Subsidiaries. We also consent to the reference to our firm under the caption "Experts."


We also consent to the inclusion in this registration statement on Form S-1 (File No. 33-84778) of our report, which includes and explanatory paragraph regarding the change in accounting for income taxes and maintenance parts, dated September 9, 1994, on our audit of the financial statements of Hilton Davis Chemical Co. and Subsidiary. We also consent to the reference to our firm under the caption "Experts."




COOPERS & LYBRAND L.L.P.


Wayne, Pennsylvania
October 31, 1996